Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Rick Filippelli, President and CEO	Donald C. Weinberger/Alisa Steinberg (media)
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1 Executive Drive	212-370-4500
Somerset, NJ 08873	don@wolfeaxelrod.com
866-352-5304	alisa@wolfeaxelrod.com
TeamStaff Reports Third Quarter EPS from Continuing Operations of $0.12
Compared to a Loss of $0.27 Per Share in the Prior Year
EPS from Continuing Operations for Nine Months Ended June 30, 2008 of $0.14
Compared to a Loss of $0.62 Per Share in the Prior Year
Somerset, New Jersey— August 14, 2008 — TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare, logistics and administrative staffing services, today announced its financial results for the third fiscal quarter ended June 30, 2008.
TeamStaff’s revenues for the three months ended June 30, 2008 were $17.8 million as compared to $16.6 million in the comparable quarter last year. Income from continuing operations for the quarter ended June 30, 2008 was $0.6 million or $0.12 per share as compared to a loss of $1.3 million or ($0.27) per share in the comparable quarter last year. Income from continuing operations for the nine months ended June 30, 2008 was $0.7 million or $0.14 per share as compared to a loss of $3.0 million or ($0.62) per share in the comparable nine months last year. Earnings per share in this release have been retroactively adjusted so as to incorporate the effect of the one-to-four reverse stock split effective April 21, 2008.
Commenting on the Company’s turnaround, TeamStaff’s President and CEO, Rick J. Filippelli, stated, “Our government staffing division, TeamStaff Government Solutions (“GS”) continues to produce solid earnings. Our strategy to expand into Department of Defense contract opportunities as well as vertically driving our penetration in the Veterans Administration facilities has yielded positive results. In addition, GS is now bidding on government logistics staffing contracts such as warehouse management and base operating support services and has several bids outstanding. Gross margins improved due to higher pricing, direct cost control initiatives and more direct placements of contracted employees with less reliance on teaming partners. In our travel division, results were below internal expectations as the slowdown in diagnostic imagining offset the increase in nursing orders we saw during the quarter. As we anticipated, the JCAHO (“Joint Commission on the Accreditation of Healthcare Organizations”) certification awarded to us earlier this year has provided additional recruiting as well as sales opportunities for us. As we continue to add to our travel sales force and expand our marketing initiatives, we believe the number of placements will increase and results will improve in this division.” Mr. Filippelli continued, “Overall, we continue to execute on our turnaround plan with nine month income from continuing operations improving by $3.7 million from a year ago.”
TeamStaff’s gross profit was $3.3 million, or 18.6% of revenues, in the third quarter of fiscal 2008 as compared to $3.0 million, or 17.9% of revenues, in the third quarter of fiscal 2007.
SG&A expenses were $3.0 million in the third quarter of fiscal 2008 compared to $3.1 million in the comparable quarter last year. Adjusted for severance expense included in the three months ended June 30, 2007 and certain insurance items in the three months ended June 30, 2008, SG&A expenses increased $0.3 million. While the Company continues with its cost saving initiatives, this increase is due to an additional 35% in new business spending as well as certain employee costs. The Company seeks continued elimination of overhead costs deemed to be non-essential to growth or infrastructure.

Other income, net was $0.3 million for the three months ended June 30, 2008, primarily as a result of a change in estimate related to favorable resolution of certain periods IRS tax assessments.
Net income, including the results from discontinued operations, was $0.5 million or $0.11 per share for the third fiscal quarter of 2008, compared to a loss of $1.2 million or ($0.26) per share for the comparable quarter in fiscal 2007.
Cash and cash equivalents were $1.3 million at June 30, 2008. Availability at June 30, 2008 under the Company’s revolving credit facility was approximately $2.8 million. There was no outstanding balance on the credit facility as of June 30, 2008. The Company believes that cash on hand and the availability under the existing revolving line of credit will provide sufficient liquidity over the next twelve months.
Nine Month Results
TeamStaff’s revenues for the nine months ended June 30, 2008 were $50.6 million as compared to $50.4 million last year. TeamStaff’s gross profit was $9.0 million, or 17.8% of revenues, for the nine months ended June 30, 2008 as compared to $8.0 million, or 15.9% of revenues, for the nine months ended June 30, 2007.
SG&A expenses were $8.2 million and $9.8 million for the nine months ended June 30, 2008 and 2007, respectively. Adjusted for severance expense included in the nine months ended June 30, 2007 and certain insurance items in the nine months ended June 30, 2008, SG&A expenses decreased $0.7 million, or 7%, despite a 39% increase in new business expense. This increased spending is related to increased sales and marketing efforts.
Income from continuing operations was $0.7 million or $0.14 per share for the first nine months of fiscal 2008 compared to a loss of $3.0 million or ($0.62) per share for the first nine months of fiscal 2007. Net income, including the results from discontinued operations, was $0.6 million or $0.13 per share for the first nine months of fiscal 2008 compared to a loss of $2.8 million or ($0.57) per share for the first nine months of fiscal 2007.
About TeamStaff, Inc.
Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical, logistics and administrative staffing through its two subsidiaries, TeamStaff Rx and TeamStaff Government Solutions. TeamStaff Rx is a leading provider of travel nursing and travel allied healthcare professionals. TeamStaff Rx operates throughout the U.S. and specializes in the supply of travel allied medical employees and travel nurses typically placed on 13 week assignments. TeamStaff Government Solutions specializes in providing medical, logistics and office administration/technical professionals through nationwide Federal Supply Schedule contracts with both the United States General Services Administration and the United States Department of Veterans Affairs. For more information, visit the TeamStaff web site at www.teamstaff.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff upon acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms acceptable to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.
(financial tables follow)

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	For the Three Months Ended
	June 30,	June 30,
	2008	2007

REVENUES	$17,788	$16,613

DIRECT EXPENSES	14,473	13,637

Gross profit	3,315	2,976

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,970	3,130

DEPRECIATION AND AMORTIZATION	70	85

Income (loss) from operations	275	(239)

OTHER INCOME (EXPENSE)
Interest income	6	24
Interest expense	(30)	(49)
Other income	338	27
Legal expense related to pre-acquisition activity of acquired company	(18)	(1,053)

	296	(1,051)

Income (loss) from continuing operations before tax	571	(1,290)

INCOME TAX (EXPENSE) BENEFIT	—	—

Income (loss) from continuing operations	571	(1,290)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS
Loss from operations, net of tax benefit of $0 for the quarters ended June 30, 2008 and 2007	(30)	(77)

Income from disposal, net of tax expense of $0 for the quarters ended June 30, 2008 and 2007	—	125

(Loss) income from discontinued operations	(30)	48

Net income (loss)	$541	$(1,242)

EARNINGS (LOSS) PER SHARE — BASIC & DILUTED
Income (loss) from continuing operations	$0.12	$(0.27)
(Loss) income from discontinued operations	(0.01)	0.01

Net earnings (loss) per share	$0.11	$(0.26)

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	4,868	4,824

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	4,882	4,824

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	For the Nine Months Ended
	June 30,	June 30,
	2008	2007
REVENUES	$50,554	$50,378

DIRECT EXPENSES	41,536	42,384

Gross profit	9,018	7,994

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,220	9,809

DEPRECIATION AND AMORTIZATION	248	262

Income (loss) from operations	550	(2,077)

OTHER INCOME (EXPENSE)
Interest income	18	58
Interest expense	(131)	(161)
Other income	401	124
Legal expense related to pre-acquisition activity of acquired company	(156)	(1,053)

	132	(1,032)

Income (loss) from continuing operations before tax	682	(3,109)

INCOME TAX BENEFIT	—	108

Income (loss) from continuing operations	682	(3,001)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS
(Loss) income from operations, net of tax benefit of $0 and $14 for 2008 and 2007, respectively	(42)	41

Income from disposal, net of tax expense of $0 and $48 for 2008 and 2007, respectively	—	202

(Loss) income from discontinued operations	(42)	243

Net income (loss)	$640	$(2,758)

EARNINGS (LOSS) PER SHARE — BASIC & DILUTED
Income (loss) from continuing operations	$0.14	$(0.62)
(Loss) income from discontinued operations	(0.01)	0.05

Net earnings (loss) per share	$0.13	$(0.57)

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	4,851	4,812

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	4,865	4,812

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

	June 30,	September 30,
ASSETS	2008	2007
	unaudited
CURRENT ASSETS:
Cash and cash equivalents	$1,269	$592
Accounts receivable, net of allowance for doubtful accounts of $5 and $17 as of June 30, 2008 and September 30, 2007, respectively	8,450	8,279
Prepaid workers’ compensation	428	468
Assets held for sale	89	490
Other current assets	1,014	642

Total current assets	11,250	10,471

EQUIPMENT AND IMPROVEMENTS:
Furniture and equipment	3,299	3,276
Computer equipment	613	561
Computer software	1,134	995
Leasehold improvements	20	41

	5,066	4,873

Less accumulated depreciation and amortization	(4,347)	(4,132)

Equipment and improvements, net	719	741

TRADENAME	4,569	4,569

GOODWILL	10,305	10,305

OTHER ASSETS	165	82

TOTAL ASSETS	$27,008	$26,168

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS EXCEPT PAR VALUE OF SHARES)

	June 30,	September 30
LIABILITIES AND SHAREHOLDERS' EQUITY	2008	2007
	unaudited
CURRENT LIABILITIES:
Notes payable	$1,500	$1,500
Current portion of capital lease obligations	68	63
Accrued payroll	3,215	1,581
Accrued pension liability	140	280
Accounts payable	2,808	3,727
Accrued expenses and other current liabilities	1,599	1,756
Liabilities from discontinued operations	79	263

Total current liabilities	9,409	9,170

CAPITAL LEASE OBLIGATIONS, net of current portion	146	183

ACCRUED PENSION LIABILITY, net of current portion	—	66

OTHER LONG TERM LIABILITY, net of current portion	135	155

Total Liabilities	9,690	9,574

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; authorized 5,000 shares; none issued and outstanding	—	—
Common Stock, $.001 par value; authorized 40,000 shares; issued 4,874 and 4,823 at June 30, 2008 and September 30, 2007, respectively; outstanding 4,843 and 4,821 at June 30, 2008 and September 30, 2007, respectively	5	5
Additional paid-in capital	68,787	68,726
Accumulated deficit	(51,440)	(52,080)
Accumulated comprehensive loss	(10)	(33)
Treasury stock, 2 shares at cost at June 30, 2008 and September 30, 2007	(24)	(24)

Total shareholders’ equity	17,318	16,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,008	$26,168

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
Condensed Consolidated Statement of Operations:	2008	2007	2008	2007

Revenue	100.0%	100.0%	100.0%	100.0%
Direct Expenses	81.4%	82.1%	82.2%	84.1%

Gross Profit	18.6%	17.9%	17.8%	15.9%
Selling, general and administrative	16.7%	18.8%	16.3%	19.5%
Depreciation and amortization expense	0.4%	0.5%	0.4%	0.5%

Income (loss) from operations	1.5%	-1.4%	1.1%	-4.1%
Other income (expense)	1.7%	-6.4%	0.3%	-2.1%

Income (loss) from continuing operations before tax	3.2%	-7.8%	1.4%	-6.2%
Income tax benefit	0.0%	0.0%	0.0%	0.2%

Income (loss) from continuing operations	3.2%	-7.8%	1.4%	-6.0%
(Loss) income from discontinued operations	-0.2%	0.3%	-0.1%	0.5%

Net income (loss)	3.0%	-7.5%	1.3%	-5.5%